Exhibit 99.1

IR Contact:	PR Contact:
Ellie Mertz	Jonathan Friedland
VP, Finance & Investor Relations	Chief Communications Officer
408 540-3977	310 734-2958

NETFLIX ADOPTS STOCKHOLDER RIGHTS PLAN

LOS GATOS, Calif., November 5, 2012 — Netflix Inc. (NASDAQ: NFLX) announced that its Board of Directors adopted a stockholder rights plan (the “Rights Plan” or “Plan”) and declared a dividend distribution of one right (“Right”) for each outstanding share of Netflix common stock.

The Rights Plan is intended to protect Netflix and its stockholders from efforts to obtain control of Netflix that the Board of Directors determines are not in the best interests of Netflix and its stockholders, and to enable all stockholders to realize the long-term value of their investment in Netflix. The Rights Plan is not intended to interfere with any merger, tender or exchange offer or other business combination approved by the Board of Directors.

Pursuant to the Plan, Netflix is issuing one Right for each current share of common stock outstanding at the close of business on November 2, 2012. Initially, these rights will not be exercisable and will trade with the shares of Netflix’s common stock. If the Rights become exercisable, each Right will entitle stockholders to buy one one-thousandth of a share of a new series of participating preferred stock at an exercise price of $350 per Right.

The Rights will be exercisable only if a person or group acquires 10% (or 20% in the case of institutional investors filing on Schedule 13G, as described in the Rights Plan) or more of Netflix’s common stock in a transaction not approved by Netflix’s Board of Directors. If a person or group acquires 10% (or 20% in the case of 13G institutional investors) or more of Netflix’s outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right’s exercise price (subject to adjustment as provided in the Plan), a number of shares of Netflix’s common stock having a then-current market value of twice the exercise price.

In addition, if after a person or group acquires 10% (or 20% in the case of 13G institutional investors) or more of Netflix’s outstanding common stock, Netflix merges into another company, an acquiring entity merges into Netflix or Netflix sells or transfers more than 50% of its assets, cash flow or earning power, then each Right will entitle the holder thereof to purchase, for the exercise price, a number of shares of common stock of the person engaging in the transaction having a then-current market value of twice the exercise price. The acquiring person will not be entitled to exercise these Rights.

Netflix’s Board of Directors may redeem the Rights for $0.001 per Right at any time before an event that causes the Rights to become exercisable. The Rights will expire on November 2, 2015, unless the Rights have previously been redeemed by the Board of Directors.

Additional details about the Rights Plan will be contained in a Form 8-K to be filed by Netflix with the U.S. Securities and Exchange Commission.

About Netflix

With more than 30 million streaming members in the United States, Canada, Latin America, the United Kingdom, Ireland and the Nordics, Netflix, Inc. (NASDAQ: NFLX) is the world’s leading Internet subscription service for enjoying movies and TV programs. For one low monthly price, Netflix members can instantly watch movies and TV programs streamed over the Internet to PCs, Macs and TVs. Among the large and expanding base of devices streaming from Netflix are the Microsoft Xbox 360, Nintendo Wii and Sony PS3 consoles; an array of Blu-ray disc players, Internet-connected TVs, home theater systems, digital video recorders and Internet video players; Apple iPhone, iPad and iPod touch, as well as Apple TV and Google TV. In all, over 800 devices that stream from Netflix are available. For additional information, visit www.netflix.com. Follow Netflix on Facebook and Twitter.